Merrill Lynch & Co., Inc.
                                                   95 Greene Street
                                                   Jersey City, New Jersey 07302

                                                   October 27, 2003

[LOGO] MERRILL LYNCH

OFICS Filer Support
SEC Operations Center
6432 General Green Way
Alexandria, Virginia 22312-2413

Attention: 1933 Act Filing Desk

Re: Registration Statement No. 333-105098

With reference to the above captioned Registration Statement and in compliance with Rule 424(b)(3) adopted under the Securities Act of 1933, as amended, we enclose herewith for filing, one copy, marked as required, one Prospectus Supplement and Prospectus supplement dated June 3, 2003 relating to Merrill Lynch & Co., Inc. CoreNotes(SM) to be used on and after this date. In addition, please reference that this note is not listed on any exchange.

                                       Very truly yours,

                                       /s/ Mark Youngclaus

                                       Mark Youngclaus
                                       Vice President

PRICING SUPPLEMENT                                           File No. 333-105098
(To Prospectus Supplement and Prospectus dated June 3, 2003)      Rule 424(b)(3)
Pricing Supplement Number: 2342

                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series B
                   Due Nine Months or More from Date of Issue

                               Floating Rate Notes

Principal Amount:      $6,000,000       Original Issue Date:   October 30, 2003

CUSIP Number:          59018YSF9        Stated Maturity Date:  November 3, 2008

Issue Price:           100%

Interest Calculation:                   Day Count Convention:
---------------------                   ---------------------
|x| Regular Floating Rate Note          |x| Actual/360
|_| Inverse Floating Rate Note          |_| 30/360
    (Fixed Interest Rate):              |_| Actual/Actual

Interest Rate Basis:
|x| LIBOR                               |_| Commercial Paper Rate
|_| CMT Rate                            |_| Eleventh District Cost of Funds Rate
|_| Prime Rate                          |_| CD Rate
|_| Federal Funds Rate                  |_| Other (see attached)
|_| Treasury Rate

Designated CMT Page:                    Designated LIBOR Page:

    CMT Moneyline Telerate Page:            LIBOR MoneylineTelerate Page: 3750

                                                    LIBOR Reuters Page:

Index Maturity:        Three Months     Minimum Interest Rate: Not Applicable

Spread:                + 0.22%          Maximum Interest Rate: Not Applicable

Initial Interest Rate: Calculated as    Spread Multiplier:     Not Applicable
                       if the Original
                       Issue Date was
                       an Interest
                       Reset Date

Interest Reset Dates: Quarterly, on the 3rd of February, May, August and November, commencing on February 3, 2004, subject to modified following Business Day convention.

Interest Payment Dates:Quarterly, on the 3rd of February, May, August and November, commencing on February 3, 2004, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:  The Notes cannot be repaid prior to the Stated
                       Maturity Date.

Redemption at the
Option of the Company: The Notes cannot be redeemed prior to the Stated
                       Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:               JPMorgan Chase Bank

Dated:                 October 27, 2003